UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2015 (March 4, 2015)

GREIF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 549-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02.	Results of Operations and Financial Condition.

On March 4, 2015, Greif, Inc. (the “Company”) issued a press release (the “Earnings Release”) announcing the financial results for its first quarter ended January 31, 2015. The full text of the Earnings Release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The Earnings Release included the following non-GAAP financial measures (the “non-GAAP Measures”):

(i)	operating profit before special items for each of the Company’s business segments, which is equal to that business segment’s operating profit plus that segment’s restructuring charges plus that segment’s acquisition-related costs plus that segment’s non-cash asset impairment charges less timberland gains and less gains on disposal of properties, plants, equipment and businesses, net, as applicable to that segment;

(ii)	earnings per diluted class A share of the Company before special items, which is equal to earnings per diluted class A share on the Company plus restructuring charges, plus acquisition-related costs plus non-cash asset impairment charges less timberland gains and less gains on disposal of properties, plants, equipment and businesses, net, each on a consolidated basis;

(iii)	operating profit of the Company on a consolidated basis before special items excluding the impact of divestitures and facility closures on a consolidated basis, which is equal to operating profit of the Company plus restructuring charges plus acquisition-related costs plus non-cash asset impairment charges less timberland gains and less gains on disposal of properties, plants, equipment and businesses, net, each on a consolidated basis less the operating profit from divestitures and facility closures, each on a consolidated basis;

(iv)	operating profit before special items excluding the impact of divestitures and facility closures for each of the Company’s business segments, which is equal to that business segment’s operating profit plus that segment’s restructuring charges plus that segment’s acquisition-related costs plus that segment’s non-cash asset impairment charges less timberland gains and less gains on disposal of properties, plants, equipment, and businesses, net, as applicable to that segment less the operating profit from divestitures and facility closures, as applicable to that segment;

Management of the Company uses the non-GAAP Measures to evaluate ongoing operations and believes that these non-GAAP Measures are useful to enable investors to perform meaningful comparisons of current and historical performance of the Company. Management of the Company also believes that the non-GAAP Measures provide a more stable platform on which to compare the historical performance of the Company than the most nearly equivalent GAAP data.

As part of the final reconciliation process and analysis associated with filing our Form 10-Q for the first quarter ended January 31, 2015, the Company identified a change in the cash flow presentation of a fixed asset transaction which occurred on the last business day of such quarter. As a result, a reclassification adjustment of approximately $11 million was made between cash flows from operating activities and cash flows from investing activities in the statement of cash flows included in the Form 10-Q. The statement of cash flows that was attached as an appendix to our earnings release has been updated in this Form 8-K filing to reflect this adjustment.

Section 5 – Corporate Governance and Management

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders (the “Annual Meeting”) of the Company was held on March 3, 2015. At the Annual Meeting, the holders of the Company’s Class B Common Stock (the “Class B Stockholders”) voted on the following proposals and cast their votes as described below.

Proposal 1

At the Annual Meeting of Stockholders, each of the following nominees was elected to the Company’s Board of Directors for a one-year term. The inspectors of election certified the following vote tabulation as to the shares of the Class B Stockholders.

	For	Withheld
Vicki L. Avril	18,099,733	1,439,900
Bruce A. Edwards	18,100,050	1,439,583
Mark A. Emkes	19,396,005	143,628
John F. Finn	18,099,821	1,439,812
David B. Fischer	19,498,451	41,182
Michael J. Gasser	19,522,271	17,362
Daniel J. Gunsett	18,093,256	1,446,377
Judith D. Hook	19,403,581	136,052
John W. McNamara	18,103,150	1,436,483
Patrick J. Norton	19,403,969	135,664

Proposal 2

Proposal 2 was a management proposal to modify certain material terms of the 2001 management equity incentive and compensation plan, as described in the proxy materials. This proposal was approved. The inspectors of election certified the following vote tabulation as to the shares of the Class B Stockholders.

For	Against	Abstain	Broker Non-Vote
18,018,111	1,508,373	13,149	0

Section 7 – Regulation FD

Item 7.01.	Regulation FD Disclosure.

On March 5, 2015, management of the Company held a conference call with interested investors and financial analysts (the “Conference Call”) to discuss the Company’s financial results for its first quarter ended January 31, 2015. The file transcript of the Conference Call is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by Greif, Inc. on March 4, 2015 announcing the financial results for its first quarter ended January 31, 2015.

99.2	File transcript of conference call held by management of Greif, Inc. on March 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: March 9, 2015	By	/s/ Lawrence A. Hilsheimer
Lawrence A. Hilsheimer, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Greif, Inc. on March 4, 2015 announcing the financial results for its first quarter ended January 31, 2015.

99.2	File transcript of conference call held by management of Greif, Inc. on March 5, 2015.